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OPINION OF GREENBERG TRAURIG                                        EXHIBIT 5.1


                             GREENBERG TRAURIG, P.A.


SEPTEMBER 1, 2000


Terremark Worldwide, Inc.
2601 S. Bayshore Drive
Miami, Florida  33133

Ladies and Gentlemen:

         We have acted as counsel for Terremark Worldwide, Inc., a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-3 (File No. 333-37060) (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with respect to 161,262,179 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), which were issued pursuant to a merger, a stock purchase agreement and certain acquisition transactions, to the selling shareholders named therein (the "Selling Shareholders").

         In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the "Documents"): (1) the Company's certificate of incorporation, as amended, as filed with the Secretary of State of the State of Delaware, (2) the Company's bylaws, as amended, (3) resolutions of the stockholders and board of directors of the Company, and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

         In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

         Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms thereof will be, fully paid and nonassessable.

         Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                            Very truly yours,
                                            GREENBERG TRAURIG, P.A.

                                            By: /s/ Paul Berkowitz
                                                --------------------------------
                                                    Paul Berkowitz